EXHIBIT 23(i)
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Anadarko Petroleum Corporation:

We consent to the incorporation by reference in the registration statements on Forms S-3 and S-8 (No. 33-8643), Form S-8 (Nos. 333-152049, 333-126520, 333-161367 and 333-181429) and Form S-3 (No. 333-192219) of Anadarko Petroleum Corporation of our reports dated February 20, 2015, with respect to the consolidated balance sheets of Anadarko Petroleum Corporation as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10-K of Anadarko Petroleum Corporation.

Our report dated February 20, 2015, on the effectiveness of internal control over financial reporting as of December 31, 2014, contains an explanatory paragraph that states Anadarko Petroleum Corporation acquired Nuevo Midstream, LLC in November 2014 and management excluded from its assessment of the effectiveness of Anadarko Petroleum Corporation’s internal control over financial reporting as of December 31, 2014, Nuevo Midstream, LLC’s internal control over financial reporting associated with total assets of $1.6 billion and total revenues of $12.5 million included in the consolidated financial statements of Anadarko Petroleum Corporation and subsidiaries as of and for the year ended December 31, 2014. Our audit of internal control over financial reporting of Anadarko Petroleum Corporation also excluded an evaluation of the internal control over financial reporting of Nuevo Midstream, LLC.

/s/ KPMG LLP

Houston, Texas
February 20, 2015